Exhibit 10.9

IMMURON LIMITED

ABN: 80 063 114 045

AND

THOMAS HENRI ANDRE LIQUARD

EXECUTIVE SERVICE AGREEMENT

IMC - Executive Service Agreement - Thomas Liquard (24 Aug 2015) - EXECUTED

INDEX

1.	DEFINITIONS AND INTERPRETATIONS	1

2.	EMPLOYMENT	4

3.	DUTIES OF EXECUTIVE	4

4.	REMUNERATION	7

5.	OTHER BUSINESS ACTIVITIES	8

6.	CONFIDENTIAL INFORMATION	10

7.	TERMINATION	11

8.	NOTICES	12

9.	COVENANT	13

10.	MISCELLANEOUS	14

SCHEDULE ONE		17

SCHEDULE TWO		18

IMC - Executive Service Agreement - Thomas Liquard (24 Aug 2015) - EXECUTED

Executive Service Agreement

THIS AGREEMENT is made the 24th day of August 2015

BETWEEN:

IMMURON LIMITED (ACN: 063 114 045) of Suite 1, 1233 High Street, Armadale, Victoria, AUSTRALIA, 3143 (“Company”, “Group” or “IMC”).

AND

THOMAS HENRI ANDRE LIQUARD of 328 Stanley Avenue, Mamaroneck, New York 10538, UNITED STATES (“Liquard”).

RECITALS:

A.	The Company is listed on the Australian Securities Exchange (ASX) (ASX:IMC).

B.	The Parties wish to enter into this Agreement with effect from the Commencement Date to record the terms and conditions of the employment of Liquard.

OPERATIVE PART

1.	DEFINITIONS AND INTERPRETATIONS

1.1.	Definitions

In this Agreement the schedules and the recitals, unless the context otherwise requires:

“Act” means Fair Work Act 2009 (Cth).

“Agreement” means the agreement between the Parties constituted by this agreement and “this Agreement” shall have a corresponding meaning;

“ASX” means ASX Limited (ACN 008 624 691) or the financial market operated by it, as the content requires;

“ASX Listing Rules” means the listing rules of the ASX;

“Base Salary” means base salary comprising the cash remuneration figure stated in Item 1 of Schedule One;

“Board” means the board of directors of the Company;

“Business Day” means a day, other than a Saturday or Sunday, on which banks are open for general banking business in Victoria other than a Saturday, Sunday or public holiday;

“Change of Control” means a situation whereby the holding or beneficial ownership of shares or stock carrying more than 50% of votes exercisable at a shareholders meeting (or its equivalent) of the Company changes as a result of a single transaction.

“Commencement Date” means 31st Day of August 2015;

Executive Service Agreement

“Confidential Information” means all information, know-how, intellectual property, ideas and technology of the Group Companies or their businesses including copyrights, technical data, trade secrets, marketing plans, sales plans, financial information, business records, research and development information, inventions, designs, processes and any data bases, data surveys, customer lists, specifications, drawings, records, reports, software or other documents or information whether in writing or otherwise;

“Corporations Act” means Corporations Act 2001 (Cth);

“Chief Executive” means the Chief Executive of the Company as governed and determined by the terms of this Agreement and from the Commencement Date shall be Liquard;

“Government Body” means any government, government department, or governmental, semi-governmental or judicial body or person charged with the administration of any applicable law;

“Long-Term Incentive Milestones” are those performance criteria, the non-binding baselines of which are set out in Schedule 2, to be agreed between the Company and the Chief Executive within one (1) month of the acceptance by the Board of the business plan referred to Clause 3.1(h).

“Party” means a party to this Agreement and “Parties.” or “Party’s” shall have a corresponding meaning;

“Property” means Confidential Information, Intellectual Property, Equipment, other information and documents, devices, charge cards, mobile phones, credit cards, keys and access cards.

“Probationary Period” has the meaning given in Clause 3.5.

“Schedule” means a schedule to this Agreement;

“Share” means a fully paid ordinary share in the Company;

“Share Option” means an option over an fully paid ordinary share in the Company and

“Shareholder” means a registered holder of Shares in the Company.

“Short-Term Incentive Milestones” are those performance criteria, the non-binding baselines of which are set out in Schedule 2, to be agreed between the Company and the Chief Executive within one (1) month of the acceptance by the Board of the business plan referred to Clause 3.1(h).

“Visa” means an Australian Temporary Work Skilled Visa (Subclass 457).

“Volume Weighted Average Price, “VWAP” means a volume weighted average price calculation determined by adding up the dollars traded for every transaction (price multiplied by number of shares traded) and then dividing by the total shares traded for the day over a period of days when the Company’s shares were traded.

Executive Service Agreement

1.2.	General

In this Agreement unless the context otherwise requires:

(a)	the singular includes the plural and vice versa;

(b)	a reference to an individual or person includes a corporation, partnership, joint venture, association, authority, trust, state or government and vice versa;

(c)	a reference to any gender includes all genders;

(d)	a reference to a recital, clause or schedule is to a recital, clause or schedule of or to this Agreement;

(e)	a reference to any agreement or document is to that agreement or document (and, where applicable, any of its provisions) as amended, novated, restated or replaced from time to time;

(f)	a reference to any Party or any other document or arrangement includes that Party’s executors, administrators, substitutes, successors and permitted assigns;

(g)	a reference to a statute, regulation, proclamation, ordinance or by-law includes all statutes, regulations, proclamations, ordinances or by-laws amending, consolidating or replacing it, and a reference to a statute includes all regulations, proclamations, ordinances and by-laws issued under that statute;

(h)	a reference to a body, other than a Party to this Agreement (including, without limitation, an institute, association or authority), whether statutory or not:

(i)	which ceases to exist; or

(ii)	whose powers or functions are transferred to another body;

is a reference to the body which replaces it or which substantially succeeds to its powers or functions;

(i)	if a Party comprises two or more persons, the covenants and agreements on their part bind and shall be observed and performed by them jointly and each of them severally and may be enforced against anyone or any two or more of them;

(j)	no provision of this Agreement will be construed adversely to a Party solely on the ground that the Party was responsible for the preparation of this Agreement or that provision;

(k)	where an expression is defined, another part of speech or grammatical form of that expression has a corresponding meaning;

(l)	all references to currency are references to Australian dollars unless stated otherwise; and

(m)	“including” and similar expressions are not and must not be treated as words of limitation.

Executive Service Agreement

1.3.	Headings

In this Agreement, headings are for convenience of reference only and do not affect interpretation.

2.	EMPLOYMENT

On and from the Commencement Date, the Company shall employ Liquard in the role of Chief Executive on the terms set out in this Agreement. Subject to Clause 3.5, the employment of Liquard as Chief Executive shall be for an initial period of three (3) years from the Commencement Date of this Agreement. However, the Parties acknowledge that the engagement of the Chief Executive may be terminated earlier in accordance with the provisions of this Agreement.

3.	DUTIES OF EXECUTIVE

3.1.	Duties as Chief Executive

The Chief Executive shall, without limitation:

(a)	faithfully and diligently perform the duties and exercise the powers of the Chief Executive as may be defined from time to time by the Board. The key areas of responsibility, business objectives and milestones will be agreed by the Board and adhered to by the Chief Executive;

(b)	promote the interests and enhance the reputation of the Company;

(c)	be responsible for leading the development and execution of the Company’s short and long term strategy with a view to creating shareholder value;

(d)	communicate on behalf of the Company to its customers, shareholders, employees, Government authorities, other stakeholders and the public;

(e)	be ultimately responsible for all day-to-day management decisions and for implementing the Company’s long and short term plans;

(f)	lead the Board in the monitoring of management, the assessment of the Company’s financial position and the performance, the detection and assessment of material adverse developments;

(g)	become a Director of the Company following the satisfactory completion of the Probationary Period 3.5 and remain a Director, until the earlier of the termination of Liquard’s employment or the decision of a majority of Shareholders of the Company to remove Liquard as a Director of the Company. For the avoidance of doubt, during the Probationary Period the Chief Executive will attend all Board Meetings as an observer;

(h)	prepare within four (4) months of the Commencement Date, a business plan to December 2018 acceptable to the Board which will include key business performance indicators for the Company including research and capital value targets which the Board will in part use consider in structuring and determining the Executive’s Short-Term and Long-Term Incentive Milestones. and to update this when requested by the Board;

Executive Service Agreement

(i)	ensure the Company is appropriately organised and staffed and to have the authority to hire and terminate staff as necessary to enable it to achieve the approved strategy;

(j)	ensure that expenditures of the Company are within the authorised annual budget agreed by the Board;

(k)	assess the principal risks to the Company and to ensure that these risks are being monitored and managed;

(l)	ensure effective internal controls and management information systems are in place;

(m)	ensure that the Company Has appropriate systems to enable it to conduct its activities both lawfully and ethically;

(n)	ensure that the Company maintains high standards of corporate citizenship and social responsibility wherever it does business;

(o)	ensure the integrity of all public disclosure by the Company;

(p)	attend all Board meetings and sit on committees of the Board where appropriate as determined by the Board; and

3.2.	Duty to Report

The Chief Executive shall:

(a)	report directly to the Board;

(b)	report promptly and with full information to the Board regarding the conduct of the business of the Company;

(c)	report on material day to day matters to any other executive directors;

(d)	respond to the queries of directors within a reasonable timeframe; and

(e)	comply with reasonable directions given to the Chief Executive by the Board.

3.3.	Place of Work

It is anticipated that the Chief Executive’s principal place of work for the first twelve (12) months will be at his private residence in the United States, after which time the Chief Executive’s principal place of work shall be Melbourne, Victoria, or such other place(s) as the Company may reasonably require from time to time.

Where relocation to Australia is required the Chief Executive must have applied for and been granted a Visa to enable his legal employment in Melbourne Victoria. If application for such Visa is rejected then, without prejudice to Clause 7.2, the Company reserves the right to terminate the Agreement with immediate effect.

The Chief Executive may be required to travel and work elsewhere in Australia and overseas in order to perform his duties.

Executive Service Agreement

3.4.	Hours of Work

The Chief Executive is:

(a)	employed by the Company on a full time basis; and

(b)	is required to perform his duties during the Company’s normal business hours and during such other additional hours as may be reasonably required by the Company. The Chief Executive acknowledges that such hours of work are reasonable given his position, duties and Remuneration.

The Chief Executive’s Remuneration is set at a level that takes into account their ordinary hours and any reasonable additional hours that the Chief Executive may be required to work. The Chief Executive is not entitled to any overtime or additional payment or benefit for work performed outside of their ordinary hours.

3.5.	Probationary Period

The Chief Executive’s employment is subject to a three (3) month probationary period “Probationary Period”). The Company may terminate this Agreement with immediate effect at any time during, or at the end of the Probationary Period. In such event, the Company’s only liability to the Chief Executive will be in respect of unpaid remuneration or expenses.

The Chief Executive may not terminate this Agreement under this provision.

3.6.	Performance

The Chief Executive warrants they shall perform their obligations in accordance with this Agreement in an efficient manner in accordance with all applicable lawful requirements and shall exercise a standard of diligence, skill and care expected to be exercised by similarly qualified personnel undertaking the role of Chief Executive of similar companies listed on the ASX.

3.7.	Fitness for Work

(a)	Liquard warrants that he is fit for work and does not have a medical condition which would impede the performance of his duties and responsibilities as Chief Executive or pose a risk to the health and safety of himself, other employees or members of the public.

(b)	The Company reserves the right to direct the Chief Executive to undergo a medical examination or investigation by a qualified medical practitioner or occupational physician appointed by the Company if, in the Company’s reasonable opinion, there is a valid reason to do so (for example, to determine whether tis fit for work). The Chief Executive agrees to attend and cooperate fully in such medical examinations or investigations and to give their consent to a report of the examination and/or results of the investigation being made available to the Company.

(c)	Liquard consents a full suite of pre-employment screening and verification check in relation to their background.

(d)	The Company acknowledges that Liquard is currently a Director of PharmaCyte (PMCB) an OTC company which intends to list on the NASDAQ within the next 12 months, and that the Chief Executive wishes to retain this appointment for the foreseeable future.

Executive Service Agreement

In relation to this existing appointment, Liquard acknowledges that his ongoing involvement with PMCB will be periodically reviewed by the Company’s Board to determine whether or not such involvement is not interfering with his obligations under this Agreement. If such determination is reasonably made then the Liquard shall resign as a Director of PMCB.

Upon execution of this agreement, Liquard agrees to disqualify himself from accepting any other positions with PMCB or any other company for the duration of this Agreement, except where otherwise agreed to by the Board of the Company in writing, prior to any other appointment.

4.	REMUNERATION

4.1.	Remuneration

The Company shall pay to the Chief Executive the remuneration package detailed in Schedule One.

For the avoidance of doubt, if during the Chief Executive’s employment hereunder should a Change of Control occur:

(a)	within the first twelve (12) months of the Commencement Date, the Short-Term Incentive Milestones shall be automatically deemed to have been achieved; or

(b)	following twelve (12) months from the Commencement Date, but prior to the first three (3) years of the Commencement Date, the Long-Term Incentive Milestones shall be automatically deemed to have been achieved.

4.2.	Remuneration Review

The remuneration of the Chief Executive shall be reviewed on the date 12 months from the Commencement Date and every 12 months thereafter.

4.3.	No Directors Fee

During the term of this Agreement if the Chief Executive becomes a Director of the Company, the Executive shall not be paid a separate Director’s fee for serving as a Director.

4.4.	Expenses

(a)	The Company will reimburse the Chief Executive for all out-of-pocket expenses necessarily incurred in the performance of the duties including reasonable expenses relating to entertainment, accommodation, meals, telephone and travel.

(b)	It is a condition precedent to the Chief Executive’s entitlement to reimbursement of expenses under clause 4.4(a) that the Chief Executive provides evidence to the Company of expenses incurred and the incurring of the expenses otherwise complies with the applicable policies of the Company in force from time to time.

(c)	Should the Board deem it necessary for the Chief Executive to relocate to Melbourne, Australia, the Chief Executive shall do so and will be reimbursed for reasonable relocation expenses associated with such relocation up to a total of $45,000. The Chief Executive will provide a breakdown of all costs to be claimed under this clause together with supporting documentation to support all claims for reimbursement which will then be considered by the Board.

Executive Service Agreement

If the Chief Executive’s employment with the Company should cease within 12months of any relocation other than as a result of the default of the Company, the Chief Executive will owe to and refund to the Company any amounts paid to him in respect of relocation expenses.

(d)	The Company undertakes to cover all costs associated with securing Visa for Liquard and his family. Company will use reasonable efforts to secure Visa from start of Commencement Date.

4.5.	Leave Provisions

The Chief Executive shall be entitled to:

(a)	4 weeks annual leave plus statutory holidays provided that any request for annual leave in excess of 3 days shall be submitted to the Board at a minimum of 4 weeks in advance; and

(b)	a maximum of 10 days sick/carer’s leave per annum. Sick/carer’s leave does not accrue from year to year.

(c)	If the Chief Executive exhausts his entitlement to paid carer’s leave under clause 4.4(b), he is entitled to take unpaid carer’s leave in accordance with the Act.

(d)	The Chief Executive is entitled to take:

(i)	up to 2 days paid compassionate leave for each permissible occasion;

(ii)	unpaid parental leave;

(iii)	community service leave, including up to 10 days paid jury service leave; and

(iv)	paid leave on a public holiday in Victoria, Australia each in accordance with the Act.

(e)	The Chief Executive is entitled to take paid long service leave in accordance with the statutory rules applying in Australia.

(f)	Notwithstanding the foregoing the Chief Executive shall not take annual leave until the completion of the Probationary Period.

5.	OTHER BUSINESS ACTIVITIES

5.1.	Other business activity

Notwithstanding the provisions of Clause 3.7(d), except as disclosed to the Board and agreed with the Board, the Chief Executive shall not at any time whilst in the employment of the Company take on other employment or engage in other business activity which may reasonably be considered likely to be adverse to the Chief Executive’s commitment to the Company or adverse to the usual business activities of the Company whether for gain or not.

Executive Service Agreement

5.2.	Company Property

The Chief Executive will be provided with a laptop, mobile phone and such other required electronic devices (“Equipment”) for business-related use, subject to the Chief Executive complying with any applicable Company policy as amended or replaced from time to time. The Equipment will remain at all times the Company’s property.

The Chief Executive must take all reasonable steps to:

(a)	maintain the Company’s Property in good working order; and

(b)	ensure the security of and protect the Company’s Property.

The Chief Executive must return all of the Company’s Property which is in his possession, power or control, immediately on request, upon being placed on gardening leave, or on cessation of their employment, whichever occurs first.

Where any of the Company’s Confidential Information is recorded in the form of a DVD, video, computer information or software, the Company may at any time require the Chief Executive to delete or erase this information so that it cannot be retrieved, and to verify this to the Company’s satisfaction.

5.3.	Suspension

The Company has the right to suspend the Chief Executive from duties, with pay, where the Company considers it necessary to adequately investigate allegations of misconduct or impropriety against or involving the Chief Executive.

5.4.	Investments

The Parties agree that this Agreement does not restrict the Employee from holding shares in the Company however, during the Chief Executive’s employment with the Company, the Chief Executive agrees to:

(a)	disclose to the Company what securities he holds in the Company at the Commencement Date and notify the Company where any changes are made to the holdings of those securities;

(b)	notify the Chairman or Company Secretary prior to the Chief Executive trading any securities in the Company; and

(c)	act in accordance with the Corporations Act 2001 (Cth) and the Company’s trading policy.

Executive Service Agreement

6.	CONFIDENTIAL INFORMATION

6.1.	Property in Confidential Information

Subject to clause 6.5, the Chief Executive acknowledges that:

(a)	all Confidential Information is the exclusive property of the Company and shall remain its valuable scientific trade and technical secret;

(b)	Confidential Information is, or will be, furnished in confidence by the Company and that the Company could suffer substantial damage if such Confidential Information is disclosed to unauthorised persons or is used for the Chief Executive’s own benefit; and

(c)	the Chief Executive has a fiduciary obligation of confidentiality in relation to Confidential Information.

6.2.	Undertakings of Chief Executive

The Chief Executive undertakes:

(a)	to keep Confidential Information secret and confidential and not to disclose Confidential Information directly or indirectly and not give access to the Confidential Information to any person other than those persons to whom disclosure is required in order that the Chief Executive can perform the role or to legal and financial advisers or as required by law; and

(b)	not to use Confidential Information, except for the purpose of carrying out the role of Director and Chief Executive.

6.3.	Procedures to Prevent Disclosure

The Chief Executive shall maintain adequate facilities and procedures to prevent the loss or unauthorised disclosure of any Confidential Information.

6.4.	Loss of Confidential Information

In the event of any loss of the Confidential Information or unauthorised disclosure of Confidential Information, the Chief Executive shall notify the Company immediately.

6.5.	Equitable Remedies

The Chief Executive agrees and acknowledges that the Company shall be entitled to seek immediate equitable remedies, including but not limited to, restraining orders and injunctive relief in order to safeguard Confidential Information and that money damages alone would be an insufficient remedy with which to compensate the Company for any breach of the Chief Executive’s confidentiality obligations pursuant to this clause.

Executive Service Agreement

6.6.	Delivery Up of Confidential Information

The Chief Executive shall as soon as reasonably possible deliver to the Company all of the Confidential Information physically capable of delivery:

(a)	on the date of termination of this Agreement; or

(b)	at any time on the request of a person authorised by the Board.

6.7.	Continuation of Clause

This clause shall continue to apply after the termination of this Agreement without limit in point of time unless the Chief Executive has first obtained the written consent of the Company to the provisions of this clause not applying in any particular case.

7.	TERMINATION

7.1.	Termination with Notice

(a)	Without prejudice to the provisions of Clause 3.65, at any time either Party may terminate this Agreement without cause on 6 months written notice. Subject to the Corporations Act and ASX Listing Rules, the Company may elect to pay six (6) months Base Salary and superannuation in lieu of notice.

(b)	The Company may also terminate this Agreement:

(i)	within twelve (12) months of the Commencement Date has not achieved 2 of the 3 Short-Term Incentive Milestones; or

(ii)	within three (3) years of the Commencement Date has not achieved 2 of the 3 Long-Term Incentive Milestones.

For the avoidance of doubt, in the event of termination under this Clause 7.1(b) the Company shall pay to the Chief Executive six (6) months Base Salary and superannuation in lieu of notice

7.2.	Termination without Notice

At any time, the Company may immediately terminate this Agreement without notice if the Chief Executive:

(a)	willfully, persistently or materially breaches this Agreement so as to constitute serious misconduct in respect of their duties;

(b)	dies;

(c)	becomes of unsound mind;

(d)	by reason of illness or other incapacity is unable to attend to the Chief Executive’s responsibilities for an accumulated period of 4 months in any 12 month period and the Company has received an opinion to this effect from an independent medical practitioner. The Chief Executive will make themselves available at reasonable times for examination by the independent medical practitioner and failure to do so will entitle the Company to terminate this Agreement as if the practitioner has provided an opinion to the above effect;

Executive Service Agreement

(e)	is convicted or found guilty of any indictable criminal offence other than an offence under any relevant road traffic legislation;

(f)	within six (6) months of the Commencement Date has not obtained a visa or permit to work in Australia as Chief Executive of the Company;

For the avoidance of doubt, in the event of termination under this Clause 7.2, the Company’s only liability to the Chief Executive will be in respect of unpaid remuneration or expenses.

7.3.	Discussion before Termination

The Company must not terminate this Agreement under clause 7.2(a) without the Board first discussing and seeking to resolve the matters raised by the Company with the Chief Executive.

7.4.	Return of Company Property on Termination

On termination of this Agreement, the Chief Executive shall return to the Company all tangible Property of the Company including but not limited to all mobile phones, computers, books, documents, papers, materials, credit cards and keys held by the Chief Executive or under the Executive’s control.

8.	NOTICES

8.1.	Notice

Any notice, demand, consent or other communication (“Notice”) given or made pursuant to this Agreement:

(a)	must be in writing and signed by a person duly authorised by the sender;

(b)	must either be delivered to the intended recipient by prepaid post, courier, by hand or by facsimile to the address or facsimile number specified below or the address or facsimile number last notified by the intended recipient to the sender:

to the Company:

Company Secretary

Immuron Limited

Suite 1, 1233 High Street, Armadale, Victoria, AUSTRALIA, 3143

Tel: +61 (0)3 9824 5254

Fax: +61 (0)3 9822 7735

to the Chief Executive:

Attention: Mr Thomas Liquard

328 Stanley Avenue, Mamaroneck, New York 10538, UNITED STATES

Phone: +1 (646) 734 7198

Email: tliquard@gmail.com

Executive Service Agreement

8.2.	Notices shall be deemed given or made:

(a)	if personally served, at the time of service;

(b)	if mailed, on the second Business Day after date of mailing; and

(c)	if sent by facsimile, on the Business Day the Notice is dispatched, or if not dispatched on a Business Day, the next following Business Day.

(d)	For the sake of certainty, service of a Notice by e-mail is not a valid form of service for the purpose of this Agreement.

8.3.	Change of Address Details

Any Party may change its address or facsimile number by giving notice to that effect to the other Parties in accordance with Clause 0.

9.	COVENANT

9.1.	Restricted Activities

Except with the written permission of the Company, the Chief Executive must not (whether directly or indirectly), within Australia or the United States of America during the period of six (6) months following termination or expiry of their employment:

(a)	carry on or otherwise be concerned with or interested in any business which offers or provides products or services similar to or otherwise competitive with those offered or provided by the Company. This includes not providing finance or services, or otherwise being indirectly involved as a shareholder, unit holder, director, consultant, adviser, contractor, principal, agent, manager, beneficiary, partner, associate, trustee or financier of such a business;

(b)	obtain or apply for regulatory licenses, permits or privileges that would permit the Chief Executive to carry on or otherwise be concerned with or interested in any business referred to in paragraph (a) above;

(c)	solicit or persuade any customer or client who has dealt with the Company during the previous twelve (12) months of the Chief Executive’s employment or is in the process of negotiating with the Company at the date of termination or expiry of your employment in relation to any business carried on by the Company at that time, to cease doing business with the Company or reduce the amount of business which the person would normally do (or otherwise have done) with the Company;

(d)	accept from a person referred to in clause 10.1(c) any business of the kind ordinarily forming part of the business of the Company;

(e)	induce or attempt to induce any director, manager or employee of the Company to terminate their employment with the Company, whether or not that person would commit a breach of that person’s contract of employment;

(f)	employ any person who during the last twelve (12) months of the Chief Executive’s employment has been a director, manager, or employee of the Company who is or may be likely to be in possession of any confidential information or trade secrets relating to: 1) the business of the Company; or 2) the customers of the Company;

Executive Service Agreement

(g)	disparage or otherwise make any statements that may or may be likely to injure the commercial reputation of the Company to any person or persons whatsoever; or

(h)	interfere with the relationship between the Company and its customers, employees or suppliers.

9.2.	Restraints reasonable

(a)	The Chief Executive and the Company consider the restraints contained in this clause to be reasonable and intend the restraints to operate to the maximum extent.

(b)	If these restraints:

(i)	are void as unreasonable for the protection of the interests of the Company; and

(ii)	would be valid if part of the wording was deleted or the period or area was reduced, then the restraints will apply with the modifications necessary to make them effective.

10.	MISCELLANEOUS

10.1.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of Victoria and the Parties submit themselves to the exclusive jurisdiction of the courts of that State.

10.2.	Further Assurance

Each Party shall sign, execute and do all acts, documents and things that may reasonably be required in order to implement and give full effect to the provisions and purposes of this Agreement whether before or after its execution.

10.3.	Costs

(a)	The Company will bear the legal and other costs in respect of the preparation, consideration and execution of this Agreement.

(b)	The Company will pay any stamp duty assessed on or in relation to this Agreement.

10.4.	Severance

If any provision of this Agreement is void, voidable by any Party, unenforceable or illegal including being contrary to the Corporations Act, or the ASX Listing Rules it shall be read down as to be valid and enforceable or if it cannot be so read down, the provision (or where possible the offending words) shall be severed from this Agreement without affecting the validity, legality or enforceability of the remaining provisions (or parts of those provisions) of this Agreement which will continue in full force and effect.

Executive Service Agreement

10.5.	Variation

No variation, modification or waiver of any provision of this Agreement nor consent to any departure by any Party therefrom, shall in any event be of any force or effect unless the same shall be confirmed in writing, signed by the Parties and then such variation, modification, waiver or consent shall be effective only to the extent for which it may be made or given.

10.6.	Intellectual Property

Subject to any express written agreement to the contrary, all intellectual property created by the Chief Executive in the course of his employment with the Company automatically vests in the Company. The Chief Executive must do all things necessary or desirable to vest in the Company ownership of any intellectual property created by the Chief Executive in the course of his employment with the Company, including executing any documents which are reasonably required by the Company to give effect to this clause.

10.7.	Counterparts

This Agreement may be executed in any number of counterparts and by facsimile copies, all of which taken together constitute one and the same document. The execution of this Agreement shall not be effective until the counterparts of it have been executed by the relevant Parties and executed copies delivered to each other Party. This Agreement and its contents embody the entire agreement between the parties and supersedes all communications, negotiations, arrangements and agreements, whether oral or written, between the parties with respect to the subject matter of this agreement, except any letter dealing with insurance cover, indemnity protection and confidentiality undertakings that may apply to the Chief Executive’s employment.

Executive Service Agreement

EXECUTED by the Parties as an Agreement:

SIGNED for and on behalf of:	)
IMMURON LIMITED	)
(ABN: 80 063 114 045))
by authority of its directors in accordance	)
with section 127(1) of the Corporations Act	)

/s/ ROger Aston	/s/ PETER ANASTASIOU
Signature of Director	Signature of Director/~~Company Secretary~~

DR ROGER ASTON	PETER ANASTASIOU
Print Name of Director	Print Name of Director/~~Company Secretary~~

Date:	Date:

SIGNED by CHIEF EXECUTIVE:

/s/ THOMAS HENRI ANDRE LIQUARD	THOMAS HENRI ANDRE LIQUARD
Signature of Chief Executive	Print Name of Chief Executive

Date: 24 August 2015

In the presence of:

/s/ ROTHMONY LIQUARD	ROTHMONY LIQUARD
Signature of Witness	Print Name of Witness

Date: 24 August 2015	Address: 328 Stanley Avenue, Mamaroneck, New York, 10538, USA

Executive Service Agreement

SCHEDULE ONE

REMUNERATION PACKAGE

Item		Entitlement
1.	Base Salary:	$300,000 per annum payable plus statutory superannuation monthly on or about the 15th day of each month.

2.	Superannuation:	The statutory superannuation as at the date of this agreement is currently 9.5% of the Base Salary maximum of $49,430 per quarter. Any balance over and above the maximum threshold amount will be transferred to your nominated bank account.

Whilst the Chief Executive continues to reside outside of Australia, they will receive a monthly pro-rata payment equivalent to a total of no more than $30,000 per annum.

3.	Entertainment, accommodation, meals, telephone and travelling expenses:	See clause 4.4 of this Agreement.

4.	Health care whilst permanently residing in the United States:	The Company will reimburse the Chief Executive a maximum amount of up to $15,000 for eligible health insurance whilst the Chief Executive permanently resides in the United States.

MILESTONE BONUS

Short-Term Incentive Milestones Bonuses

If two of the Short Term Incentive Milestones are achieved within the required timeframe, the Chief Executive will received a $80,000 bonus payable in fully paid ordinary shares in the Company at an issue price per share determined by a 7 day VWAP immediately prior to issue,

Long-Term Incentive Milestone Bonuses

If all of the Long Term Incentive Milestones are achieved within the required timeframe, the Chief Executive will be issued 1,000,000 shares over ordinary shares, subject to shareholder approval;

Executive Service Agreement

SCHEDULE TWO

Short Term Incentive Milestones baselines:

The following milestones require to be achieved within the first twelve (12) months of their Commencement Date:

1)	$5 million of Travelan Sales worldwide, $1 million of which must have been China earned in from China; and

2)	A successful NASDAQ listing; and

3)	A successful capital raising of USD$10 million (or AUD$ equivalent) either in conjunction to, or separate of the NASDAQ listing.

Long-Term Incentive Milestone baselines

The following milestones require to be achieved within three (3) years of the Commencement Date;

1)	A Company listed market capitalisation value of USD$100 million; and

2)	$10 million of Travelan Sales worldwide; and

3)	The successful execution of a licensing agreement the parameters of which are to be agreed between the Board and Chief Executive.